Exhibit 10.38

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

                WHEREAS, Clear Channel Outdoor Holdings, Inc. (“Company”) and Christopher William Eccleshare (“Employee”) entered into an Employment Agreement effective January 24, 2012 (the “Agreement”);

                WHEREAS, the parties entered into a First Amendment to Employment Agreement effective March 2, 2015 (the “First Amendment");

                WHEREAS, the parties acknowledge Employee had the right to trigger Termination By Employee For Good Reason pursuant to Section 8(d) of the Agreement as a result of the change in position and duties related to the First Amendment, but the parties have agreed to continue employment; and

WHEREAS, the parties desire to amend the Agreement and First Amendment.

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Second Amendment to Employment Agreement (the “Second Amendment”).

1.                   This Second Amendment is effective December 11, 2015 (“Effective Date”).

2.                   Section 1 (Term of Employment) of the Agreement is deleted in its entirety and replaced as follows:

This Agreement commences on January 24, 2012 (the “Effective Date”) and shall continue until December 31, 2017 (the “Initial Term”).  On December 31, 2017 and on each annual anniversary thereof, the term of this Agreement shall be automatically extended for successive one-year periods, unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such renewal date.  Notwithstanding the foregoing, Employee’s employment hereunder may be earlier terminated in accordance with Section 8 hereof.  The period of time between the Effective Date and the termination of Employee’s employment hereunder shall be referred to herein as the “Employment Period.”

3.                   Section 3(c) (Annual Bonus) is deleted in its entirety and replaced as follows:

(c)           Annual Bonus.  Eligibility  for  an  annual  cash  bonus (the "Annual Bonus")  is  based  on  financial  and  performance  criteria  established  by  the  Company  and approved in  the  annual  budget,  and  will  be  paid  no  later  than  March  15  each  calendar  year following the  calendar  year  in  which  the  Annual  Bonus  was  earned.  For  calendar  year  2012  and each calendar  year  thereafter  during  the  Employment  Period,  Employee's  target  bonus   (the "Target  Bonus")  shall  be  no  less  than  One  Million  Dollars  ($1,000,000.00), and Company will review and consider increases to the Target Bonus at Company’s sole discretion.  Employee shall have an  opportunity  to  earn  up  to  200%  of  such  Target  Bonus,  in  any  event  subject  to  meeting applicable performance  goals  as  set  forth  in  this  Section  3(c).  For  the  year  ending  December  31, 2012, Employee's  Annual  Bonus  will  be  earned  based  on  the  achievement  of  goals  established with respect  to  the  following  performance  criteria  (i)  50%  based  on  the  achievement  of  an OIBDAN target  for  Clear  Channel  International  approved  by  the  Board,  (ii)  20%  based  on  the achievement of  an  OIBDAN  target  for  Clear  Channel  Outdoor  -  Americas   approved   by  the Board, and  (iii)  30%  based  on  the  achievement  of  to  be  agreed  upon  MBO  targets.  For subsequent years,  Employee's  Annual  Bonus  will  be  earned  based  on  the achievement of  goals established by  the  Compensation  Committee  of  the  Board  (the  "Committee")  with  respect  to  the following performance  criteria:  (x)  70%  based  on  the  achievement  of  targeted  levels  of  OIBDAN by Clear Channel International and  (y)  30%  based  on  the  achievement  of  specified  MBO  targets.

The payment  of  any  Annual  Bonus  shall  be  subject  to  Section  19 and  shall  be  within  the Short-Term Deferral  period  under  Section  409A  (as  defined  in  Section  19) and applicable regulations and  net  of  any  applicable  withholding  tax  or  other  deductions  required  by  law  or Company benefit  plans.

4.                   A new Section 3(e) (Sale Bonus) is inserted as follows and subsequent subsections are renumbered accordingly:

(e)          Sale Bonus.  Upon the consummation of the disposition of the European assets of Clear Channel International, Employee shall be considered for a gross lump sum cash payment in an amount determined by Company in its sole discretion.

5.                   A new Section 3(h) (Annual Long Term Incentive) is inserted as follows and subsequent subsections are renumbered accordingly:

(h)          Annual Long Term Incentive.  Beginning in 2016, Employee will be eligible for additional Long Term Incentive opportunities, the allocation of such award between stock options and restricted shares of Class A common stock of Clear Channel Outdoor Holdings, Inc. (“CCOH”) to be determined by the Compensation Committee of CCOH, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by Employee’s Manager and the Board of Directors or the Compensation Committee of CCOH, as applicable.

6.                   Section 8(d)(ii) (subsection within Termination By Employee for Good Reason) is deleted in its entirety and replaced as follows:

(ii) a material change in Employee’s titles, duties or authorities; provided that for purposes of this sub-clause (ii), Employee shall not have “Good Reason” to terminate if, after a restructuring or reorganization of the Company or a sale or spinoff of all or a portion of the Company’s operations, Employee continues as Chief Executive Officer of Clear Channel International (or any of its successors);

7.                   The following provisions relating to the Payment and Equity will apply so long as Employee's employment has not ended prior to March 1, 2016.

In exchange for the payments and benefits Employee would have received or otherwise been entitled had he elected to terminate his employment with Company for “Good Reason” pursuant to Section 8(d) of the Agreement as a result of the change in position and duties related to the First Amendment, which for purposes of award agreements previously provided to Employee equated to Grantee’s employment being terminated by Grantee for Good Reason, the parties agree as follows:

Payment.  Employee shall receive a payment equivalent to the amount of the Severance Payment he would have otherwise received in accordance with the terms of Section 9(d) and (f) of the Agreement except, however, that instead of being paid in equal monthly installments for a period of twelve (12) months, it shall be paid in two (2) annual installments, as follows: (i) the first installment of $1,100,000.00 shall be paid on March 1, 2016; and (ii) the second installment of $1,100,000.00 shall be paid on March 1, 2017 ('the Payment').

Save where the Employee's employment has ended by termination by Employee without Good Reason (in accordance with section 8(e) of the Agreement), should Employee’s employment end prior to receipt of any portion of the Payment to which he is entitled as a result of this Second Amendment (which the parties agree shall be construed to require a “separation from services” as defined in section 1.409(A)-1(h) of the Treasury Regulations), he shall receive any unpaid portion on a date determined by Company within thirty (30) days of his last day of employment. For the avoidance of doubt, Employee shall receive such unpaid portion(s) in the event that Employee's employment has ended as a result of a restructuring or reorganization of the Company or a sale or spinoff of all or a portion of the Company’s operations and Employee continues as Chief Executive Officer of Clear Channel International (or any of its successors).

If Employee's employment terminates prior to March 1, 2016 and the Employee is not entitled to the Payment in accordance with the above provisions, Employee shall remain entitled to receive compensation, if any, in accordance with Sections 8 and 9 of the Agreement (Section 8(d)(ii) applying as amended by the Second Amendment).

Equity.  On March 1, 2016, Employee shall be entitled to vesting of one-half of any then unvested restricted stock units, and on March 1, 2017, vesting of the other half of such restricted stock units. Save where the Employee's employment has ended by termination by Employee without Good Reason (in accordance with section 8(e) of the Agreement), should Employee’s employment end prior to vesting of such restricted stock units, any unvested restricted stock units shall automatically vest on his last day of employment.  An amended award agreement is attached hereto as Exhibit A.

For the avoidance of doubt, even if Employee's employment terminates on or after March 1, 2016, notwithstanding any payments made or stock vested in accordance with the provisions set out in this section 7, Sections 8 and 9 of the Agreement shall remain in full force and effect and Employee will remain entitled to compensation on termination in accordance with those terms.

8.                   This Second Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, and executed by all parties.  All other provisions of the Agreement and First Amendment shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

EMPLOYEE:

_____________________________________                                             Date:  _________________________

Christopher William Eccleshare

COMPANY:

_____________________________________                                             Date:  _________________________

Robert W. Pittman

Chairman and Chief Executive Officer

APPROVED & PREPARED BY: LW/tg

Exhibit A